Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

ASSET PURCHASE AGREEMENT

between

SCYNEXIS, INC.,

as Buyer

and

Poxel SA

as Seller

Dated as of March 30, 2026

Page

Article 1 DEFINITIONS	1
Article 2 PURCHASE AND SALE	11
2.1 Purchase and Sale of Assets	11
2.2 License Grant	12
2.3 Assumed Liabilities	13
2.4 Excluded Liabilities	13
2.5 Effectiveness	14
2.6 Post-Effective Date Transfer and Cooperation	15
2.7 Purchase Price.	16
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER	18
3.1 Organization and Qualification	18
3.2 Authority	18
3.3 No Conflict; Required Filings and Consents.	18
3.4 Title to Assets; Sufficiency of Assets.	19
3.5 No Undisclosed Liabilities	19
3.6 Absence of Certain Changes or Events	19
3.7 Compliance with Law.	19
3.8 Litigation	20
3.9 Intellectual Property.	21
3.10 Acquired Assets	23
3.11 Inventory	23
3.12 Taxes.	24
3.13 Contracts.	25
3.14 Insurance	26
3.15 NO OTHER REPRESENTATIONS OR WARRANTIES OF SELLER	26
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER	26
4.1 Organization	26
4.2 Authority	26
4.3 No Conflict; Required Filings and Consents.	27
4.4 Financing	27
4.5 Tax Residency	27
Article 5 COVENANTS	27
5.1 Covenants Regarding Information	27

i

Page

5.2 Exclusivity.	28
5.3 Liabilities	29
5.4 Refunds and Remittances	29
5.5 [Reserved.]	29
5.6 Diligence	29
5.7 Confidentiality.	31
5.8 Public Announcements	31
Article 6 TAX MATTERS	32
6.1 Tax Withholding	32
6.2 Transfer Taxes	32
6.3 Cooperation on Tax Matters	32
6.4 Changes in Domicile	32
6.5 Allocation	32
Article 7 INDEMNIFICATION	33
7.1 Survival	33
7.2 Indemnification by Seller	33
7.3 Indemnification by Buyer	33
7.4 Exclusion and Limitations of Liability	34
7.5 No Double Claim	34
7.6 Payment	34
7.7 Procedures.	35
7.8 Tax Treatment	36
7.9 Limitation of Liability	36
7.10 Sole and Exclusive Remedy	37
Article 8 GENERAL PROVISIONS	37
8.1 Fees and Expenses	37
8.2 Amendment and Modification	37
8.3 Waiver	37
8.4 Notices	37
8.5 Interpretation	38
8.6 Entire Agreement	39
8.7 No Third-Party Beneficiaries; No Partnership	39
8.8 Governing Law	39

ii

Page

8.9 Dispute Resolution	39
8.10 Assignment; Successors	40
8.11 Specific Performance	41
8.12 Severability	41
8.13 Waiver of Jury Trial	41
8.14 Counterparts	41
8.15 Facsimile or .pdf Signature	41
8.16 Time of Essence	41
8.17 No Presumption Against Drafting Party	41

Exhibit A Form of Bill of Sale

Exhibit B Form of Assumption Agreement

Exhibit C Form of Assignment of Contracts

Exhibit D Form of Assignment of Intellectual Property

Schedule 1.10 Compounds

Schedule 1.41 [***] Patents

Schedule 2.1(a) Acquired Patents

Schedule 2.1(b) Acquired Know-How

Schedule 2.1(c) Acquired Regulatory Materials

Schedule 2.1(d) Assumed Contracts

Schedule 2.1(e) Acquired Inventory

Schedule 2.4(m) Outstanding Liabilities

Schedule 2.6(a) Technology Transfer Plan

Schedule 2.6(d) Data Sharing Addendum

Schedule 3.9(n) Institution Agreements

Schedule 5.8 Form of Press Release

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 30, 2026 (the “Effective Date”), by and between Scynexis, Inc., a Delaware corporation (“Buyer”), and Poxel SA, a French corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller has been conducting a research and development program directed to compounds that directly activate AMP kinase, including the compound known as PXL-770, and owns certain intellectual property rights and other assets related thereto; and

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest in and to Seller’s assets that are related to such AMP kinase activator program, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

DEFINITIONS

Certain Defined Terms. For purposes of this Agreement:

1.1 “Action” means any claim (including claim or allegation of infringement, inducement to infringe, contributory infringement, and misappropriation), action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

1.2 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, but for only so long as such control exists, and where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

1.3 “AMPK Activator Program” means Seller’s research and development program directed to compounds that directly activate AMP kinase, including the compound known as PXL-770. For the avoidance of doubt, the AMPK Activator Program does not include any Excluded Programs.

1.4 “Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Contracts, the Assignment of Intellectual Property, and all other agreements, documents and instruments required to be delivered or entered into pursuant to this Agreement or in connection with the transactions contemplated hereby.

1.5 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York or Paris, France.

1.6 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31; provided that the first Calendar Year of the term shall extend from the Effective Date to the first December 31 thereafter.

1.7 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, or consolidation pursuant to which the holders of such Party’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (b) the acquisition of all or a majority of the outstanding voting stock of such Party in a single transaction or a series of related transactions by a Person or group of Persons, or (c) the sale of all or substantially all of the assets of such Party.

1.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.9 “Commercially Reasonable Efforts” means a measure of effort and resources of such Party (including the collective effort and resources of its Affiliates and licensees) consistent with the exercise of prudent scientific and business judgment and the commercially reasonable practices which are normally devoted by similarly situated biopharmaceutical companies with respect to a pharmaceutical product of similar market potential at a similar stage of product life, taking into account all relevant factors including the regulatory requirements involved, the proprietary position of such product, the anticipated profitability of such product, the safety and efficacy of such product, the potential for additional indications, the level of competition in the market for such product, adverse changes in the targeted market conditions which affect the market potential of such product, and the need for additional clinical trials to achieve appropriate labeling of such product, as applicable. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.10 “Compound” means (a) Seller’s proprietary AMP kinase activator known as PXL-770, having chemical structure set forth in Schedule 1.10; (b) any compound identified by Seller or its Affiliates as a backup to PXL-770, or any other compound researched or developed by or on behalf of Seller or its Affiliates that directly activates AMP kinase, including those compounds set forth in Schedule 1.10 [***]; (c) any compound the composition of matter of which is claimed by any Acquired Patent that also claims the composition of matter of PXL-770; (d) any compound that (i) is a derivative or improvement of any compound described in subsection (a), (b) or (c), (ii) directly activates AMPK and (iii) is identified or designed by Buyer using non-public Acquired Know-How; or (e) any salt, ester, free acid or base, hydrate, solvate, polymorph, isomer, enantiomer, prodrug or metabolite of any compound described in subsection (a), (b), (c) or (d).

1.11 “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

1.12 “Control” means, with respect to any Patent, Know-How, any proprietary or trade secret information or other intellectual property right, that a Party (a) owns or (b) has a license to such Patent, Know-How or intellectual property right and, in each case, has the ability to grant to the other Party a license, sublicense or access (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or arrangement with any Third Party.

1.13 “Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information (a) all Laws and guidelines from any Governmental Authority, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and any implementing or equivalent national Laws, Section 5 of the Federal Trade Commission Act, the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, and all other state or city consumer protection and data breach notification Laws; (b) all contractual obligations binding upon Seller or its Affiliates; and (c) Seller’s and its Affiliates’ own policies and procedures, and any statements or representations made by Seller or its Affiliates.

1.14 “Debarred” means, with respect to an individual or entity, that such individual or entity has been debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject of OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority anywhere in the world.

1.15 “Encumbrance” means any charge, claim, limitation, Tax (other than Taxes not yet due and payable or Taxes being contested in good faith) condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.16 “Excluded Programs” means [***].

1.17 “Excluded Taxes” means any liability (including as a result of joint, several, transferee or successor liability, being a member of an affiliated, consolidated, combined or unitary group for any period, through operation of law (including under Treasury Regulation Section 1.1502-6), by contract or agreement (express or implied), or otherwise) for (i) any Taxes of or with respect to Seller (including any Taxes owed by Seller or its respective Affiliates as a transferee, successor, or by contract) or relating or arising in connection with the Excluded Liabilities, (ii) any Taxes arising from the transactions contemplated by this agreement, including Later Imposed Withholdings and Seller’s share of Transfer Taxes, and any other Taxes imposed on Buyer as a successor to Seller or any other Person with respect to the Acquired Assets; (iii) any Taxes imposed on Buyer as a result of a breach by Seller of any representations or covenants in this Agreement, (iv) any Taxes imposed on Buyer as a result of the failure to comply with any bulk sales Laws and other similar Laws in any applicable jurisdiction in respect of the transactions governed by this Agreement and (vi) any Taxes relating to or arising in connection with the ownership or operation of or in connection with the Acquired Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Effective Date (apportioned in the case of a taxable period beginning on or before and ending after the Effective Date, based on (x) in the case of property, ad valorem, intangible, and other periodic Taxes, the number of days in the period to and including the Effective Date relative to the total number of days in such full taxable period, and (y) in the case of Taxes other than Taxes described in clause (x) of this definition, including Taxes based on net income, an interim closing of the books as of the end of the Effective Date).

1.18 “FCPA” means (a) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), and (b) comparable laws and regulations in any other applicable jurisdiction in the Territory.

1.19 “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended together with any rules, regulations, and requirements promulgated thereunder.

1.20 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.21 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product by Buyer or any of its Affiliates or licensees to a Third Party for end use in such country after MAA Approval has been granted with respect to such Product in such country. For clarity, so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales” shall not be construed as a First Commercial Sale hereunder to the extent Products sold for such purposes are sold at or below cost.

1.22 “Fundamental Representations” means [***].

1.23 “GAAP” means generally accepted accounting principles in the United States.

1.24 “Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

1.25 “Human Biological Sample” means any biological material of human origin, including any derivatives, progeny or sub-cellular structures.

1.26 “Immediate Family” means, with respect to any specified Person, any other Person who is an “immediate family member” of such first Person as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

1.27 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.28 “Indebtedness” means (a) the unpaid principal amount, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by Seller (or its Affiliates) to a lender in connection with the AMPK Activator Program and Acquired Assets, including (i) all indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements; (b) all obligations of Seller (and its Affiliates) in connection with the AMPK Activator Program or Acquired Assets evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities; (c) all obligations under capitalized leases with respect to which Seller (or its Affiliates) is liable in connection with the AMPK Activator Program and Acquired Assets, determined on a consolidated basis in accordance with GAAP; (d) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (e) all liabilities with respect to any current or former employee, officer or director of Seller, whether arising prior to or after the Effective Date including all liabilities with respect to any employee benefit plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses, and any employment Taxes payable by Seller with respect to the foregoing; (f) unpaid management fees; (g) all deposits and monies received in advance; (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller in connection with the AMPK Activator Program or Acquired Assets; and (i) all obligations of the type referred to in clauses (a) through (h) of other Persons the payment of which Seller is responsible for in connection with the AMPK Activator Program and Acquired Assets, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

1.29 “Initiation” means, with respect to a clinical trial of the Product, the first dosing of the first patient enrolled in such clinical trial with the Product.

1.30 “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Trademarks”); (b) Patents; (c) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (d) trade secrets, Know-How, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets.

1.31 “IP Reps” means the representations and warranties set forth in Section 3.9.

1.32 “Know-How” means all technical, scientific, regulatory, and other information, results, knowledge, techniques, reports, data and databases, in whatever form and whether or not confidential, patented, or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, trade secrets, know-how, instructions, protocols, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), study reports, manufacturing documentation (including master batch records and documentation supporting cGMP), formulae, formulations, compositions, designs, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, devices, cells, cell lines, chemical structures, chemical sequences, assays, and other physical, biological, and chemical materials, expertise, and technology applicable to or useful in researching and developing drug products.

1.33 “Knowledge” means, with respect to a fact or matter, any person playing an executive or senior leadership role in respect to the operation of Seller or any of its Affiliates, or, in each case, any successor holding comparable authority to any of the foregoing, (a) has actual knowledge of the fact or matter, or (b) should have reasonably known of such fact or matter, after reasonable inquiry of all relevant current or former employees, directors, and officers, and current external IP counsel, who would reasonably be expected to have knowledge of the matters in question.

1.34 “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

1.35 “Licensed IP” means (a) all Patents (other than any Acquired Patent or [***] Patent) that (i) are Controlled by Seller or any of its Affiliates as of the Effective Date and relate to the AMPK Activator Program or are necessary or reasonably useful for the research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of any Compound or Product or (ii) claim priority to, issue from, or are a counterpart, equivalent or extension of, any Patent described in (i) ((i) and (ii) collectively, the “Licensed Patents”); and (b) all Know-How that is Controlled by Seller or any of its

Affiliates as of the Effective Date, other than any Acquired Know-How, and that (i) relates to the AMPK Activator Program; (ii) discloses or relates to the composition, manufacture, or use of any Compound or Product; or (iii) is otherwise necessary or reasonably useful for the research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of any Compound or Product.

1.36 “MAA” means an NDA or other marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with an applicable Regulatory Authority.

1.37 “MAA Acceptance” means, with respect to an MAA for a Product in the U.S., the date that is 60 days (or any different time period pursuant to a change in applicable laws in the U.S. after the Effective Date) following the filing of such MAA for such Product, if Buyer or its Affiliate (as applicable) has not received any notice of refusal to file (or an equivalent notice) from the FDA during such 60-day period.

1.38 “MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a Product, including any conditional or accelerated approval.

1.39 “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in aggregate, (x) has, or is reasonably likely to have, a material adverse effect on the Acquired Assets, the conduct of the AMPK Activator Program, or the design, development, operation, manufacture, distribution, marketing or sale of any Product, or (y) would reasonably be expected to materially impair the performance by the Seller of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement; in the case of clause (x) other than such changes, events, developments, effects or circumstances to the extent related to: (a) any changes, conditions or effects in the United States’ or other countries’ economies or securities or financial markets in general; (b) changes, conditions or effects that affect the pharmaceutical industry as a whole; (c) any change, effect or circumstance resulting from an action required this Agreement; (d) changes or proposed changes in applicable Laws or accounting rules, including GAAP or in the interpretation or enforcement thereof; (e) any force majeure event, acts of terrorism or war, natural disaster or acts of God; or (f) the public announcement of this Agreement; provided, however, that any change and effect referred to in clauses (a), (b), (c) or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, change, occurrence or effect has a disproportionate effect on the Seller as compared to other participants in the pharmaceutical industry.

1.40 “[***] Agreement” means [***].

1.41 “[***]Compound” means [***].

1.42 “[***]Patent” means [***].

1.43 “NDA” means a New Drug Application as described in 21 C.F.R. § 314, including any amendments thereto, or any corresponding application in any applicable jurisdiction outside of the United States.

1.44 “Net Sales” means, with respect to any Product and country, the net sales of such Product that are sold by Buyer or its Affiliates and their respective assignees or licensees of all or part of the Acquired Assets (including for the avoidance of doubt any rights under the Acquired Assets), as reported by Buyer or its Affiliates and their respective assignees or licensees in accordance with GAAP in their financial statement filed with the U.S. Security and Exchange Commission, as applicable, and consistent with how they report net sales for other products; provided that (a) “Net Sales” shall not include any sales of Products transferred under “treatment IND sales,” “named patient sales,” or “compassionate use sales” to the extent such Products are sold at or below cost; (b) [***]; and (c) [***].

1.45 “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.46 “Patents” means (a) all national, regional, and international patents and patent applications, certificates of invention, applications for certificates of invention, and priority patent filings, including provisional patent applications and rights to claim priority from any of these patents or applications, (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and (c) any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.47 “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

1.48 “Personal Information” means any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household, and any information covered by definitions of “personal data,”, “personally identifiable information,” “personal information,” “protected health information” or any substantial equivalent of these terms under any Laws.

1.49 “Phase 1 Clinical Trial” means a clinical study that (a) is conducted to characterize the safety, tolerability, and pharmacokinetics of a Product in healthy volunteers or patients, and (b) satisfies the requirements of 21 § C.F.R. 312.21(a) or corresponding foreign regulations.

1.50 “Phase 2 Clinical Trial” means a controlled clinical study that (a) is conducted to evaluate the effectiveness and explore the therapeutic efficacy of a Product for a particular indication or indications in patients with the disease or condition under study, to determine the common short-term side effects and risks associated with such Product, and to determine the dose and regimen for Phase 3 Clinical Trials, and (b) satisfies the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.

1.51 “Phase 3 Clinical Trial” means a controlled clinical study that (a) is performed after preliminary evidence suggesting effectiveness of a Product has been obtained, (b) is intended to demonstrate or confirm the therapeutic benefit of such Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Product and to provide an adequate basis for marketing approval and for the Product’s labeling and summary of Product characteristics, and (c) satisfies the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

1.52 “Processing” means, with respect to Personal Information, any operation or set of operations performed, whether by manual or automated means, on such information, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

1.53 “Product” means any pharmaceutical product that contains a Compound as an active pharmaceutical ingredient, whether alone or in combination with one or more other active pharmaceutical ingredient, in any formulation and for any mode of administration.

1.54 “Purchase Price” means, at a given time, the sum of (a) the Upfront Payment, and (b) all Milestone Payments that have been paid as of such time.

1.55 “Regulatory Approval” means any and all approvals (including MAA Approval and pricing and/or reimbursement approval), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary for the research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of a drug product in any country or jurisdiction.

1.56 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of a drug product in a given jurisdiction, including the FDA and any Governmental Authority whose review or approval of pricing or reimbursement of such drug product is required.

1.57 “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of a drug product submitted to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.58 “Related Party”, with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner, or managing member of such Affiliate; (b) any Person who serves or within the past five years has served as a director, executive officer, partner, member, or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

1.59 “Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, and other representatives of such Person.

1.60 “Return” means any return, declaration, report, statement, information statement, and other document filed or required to be filed with respect to Taxes.

1.61 “Sanctioned Country” means, at any time, a country, region, or territory that is itself the subject of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, Russia, Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

1.62 “Sanctioned Person” means any Person that is: (a) identified on any Sanctions-related list of sanctioned Persons maintained by (i) the U.S. Department of the Treasury or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union or any EU Member State, or (iv) the United Kingdom; (b) any Person that is located, organized, or resident in a Sanctioned Country; (c) any Person otherwise subject to Sanctions; or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).

1.63 “Sanctions” means all applicable Laws on economic or financial sanctions or trade embargoes administered or enforced from time to time by any Governmental Authority, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom.

1.64 “Taxes” means: (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, escheat, unclaimed property, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

1.65 “Technology Transfer Period” means the period of time beginning on the Effective Date and ending [***] thereafter or any other period expressly provided by the Technology Transfer Plan.

1.66 “Technology Transfer Plan” means the technology transfer plan agreed by the Parties, as attached hereto in Schedule 2.6(a).

1.67 “Third Party” means any Person other than Buyer or Seller or an Affiliate of Buyer or Seller.

1.68 “Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid by, Seller or any Person that Seller pays or reimburses or is otherwise legally obligated to pay or reimburse, in each case in connection with the process of selling the AMPK Activator Program and the Acquired Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, and any other experts incurred by Seller in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions); (b) any fees and expenses incurred by Seller associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or Third Parties on behalf of Seller in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions); (c) any fees or expenses associated with obtaining the release and termination of any Encumbrances incurred by Seller in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions); (d) all brokers’, finders’, or similar fees incurred by Seller in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions); and (e) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by Seller in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

1.69 “Transfer Regulations” means any laws of any jurisdiction relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses as amended or replaced from time to time including the Transfer of Undertakings Directive 2001/23/EC of the European Union and the Legal Requirement adopted by individual countries within the European Union to implement the Transfer of Undertakings Directive.

1.70 “United States” or “U.S.” means the United States and its territories, possessions, and commonwealths.

1.71 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquired Assets	2.1
Acquired Inventory	2.1(e)
Acquired IP	2.1(g)
Acquired Know-How	2.1(b)
Acquired Patents	2.1(a)
Acquired Records	2.1(f)
Acquired Regulatory Materials	2.1(c)
Agreed Amount	7.7(c)
Arbitration Rules	8.9(b)
Assignment of Contracts	2.5(a)(iii)
Assignment of Intellectual Property	2.5(a)(iv)
Assumed Contracts	2.1(d)
Assumed Liabilities	2.3
Assumption Agreement	2.5(a)(ii)
Bill of Sale	2.5(a)(i)
Buyer Indemnitee	7.2
Claim Notice	7.7(a)
Claimed Amount	7.7(c)
Competing Product	5.2(a)
Confidential Information	5.7(a)
Contested Amount	7.7(c)
Copyrights	1.30
Data Read-Out	5.6(c)
Dispute	8.9(a)
Excluded Liabilities	2.4
Exclusivity Period	5.2(a)
ICC	8.9(b)
Indemnified Party	7.7(a)
Indemnifying Party	7.7(a)
Indemnitees	7.3
Later Imposed Withholdings	6.1
Losses	7.2
Milestone Event	2.7(b)(i)
Milestone Payment	2.7(b)(i)

Defined Terms	Section
Milestone Shares	2.7(b)(ii)
Release	5.8
Response Notice	7.7(c)
Seller Indemnitee	7.3
Third Party Claim	7.2
Threshold	7.4(b)
Trademarks	1.30
Trade Secrets	1.30
Transfer Taxes	6.2
Upfront Payment	2.7(a)
Withholding Tax Action	6.4

Article 2

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Effective as of the Effective Date, Seller shall (and hereby does) sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest, direct or indirect, in and to, all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located, that are specifically related to, or were used (except, with respect to tangible materials, to the extent consumed or discarded by Seller) or are being used or held for use in connection with, the AMPK Activator Program (the “Acquired Assets”), in each case free and clear of any Encumbrances, including all of Seller’s right, title and interest in and to the following:

(a) all Patents that are owned by Seller or any of its Affiliates as of the Effective Date and (i) relate to the AMPK Activator Program, or (ii) disclose or claim the composition, manufacture, or use of any Compound or Product, and all Patents that claim priority to any Patent in clause (i) – (ii), including the Patents that are listed on Schedule 2.1(a) (the “Acquired Patents”); for clarity, the Acquired Patents shall not include the [***] Patents.

(b) all Know-How that is owned by Seller or any of its Affiliates as of the Effective Date to the extent it: (i) specifically relates to the AMPK Activator Program; (ii) discloses or specifically relates to the composition, manufacture, or use of any Compound or Product; or (iii) is otherwise necessary or reasonably useful for the research, development, manufacture, use, sale, offer for sale, import, commercialization or other exploitation of any Compound or Product and specifically relates to the same, including the global safety database for any Compound or Product and all data contained therein, and including such items that are listed on Schedule 2.1(b) (the “Acquired Know-How”);

(c) all Regulatory Filings and Regulatory Approvals that are owned by or held on behalf of Seller or any of its Affiliates as of the Effective Date and relate to the AMPK Activator Program or any Compound or Product in any country or jurisdiction, including the INDs for all clinical trials conducted on PXL-770 (regardless of the indication of the clinical trial), and all written communications with, and notes from any meeting with, any Regulatory Authority with respect to the AMPK Activator Program or any Compound or Product in Seller’s possession or control, including those listed on Schedule 2.1(c) (the “Acquired Regulatory Materials”);

(d) the contracts and agreements set forth on Schedule 2.1(d) (the “Assumed Contracts”), but excluding all Excluded Liabilities under the Assumed Contracts;

(e) all inventory of (i) the Compounds and Products, (ii) placebos used or intended for use in any clinical trial of any Compound or Product, and (iii) all materials, including raw and packing materials, intermediates, work-in-progress, finished goods, reference standards, and stability samples, specifically related to, used in, or held for use in, the manufacturing of the Compounds, Products or placebos, in each case in existence as of the Effective Date, including those listed on Schedule 2.1(e) (the “Acquired Inventory”);

(f) all books, records, files, and documents related to the AMPK Activator Program or any Compound or Product, including (i) laboratory notebooks, (ii) artwork, visual representations, and informational materials prepared or used in connection with fund-raising, investor communications or business development activities with respect to the AMPK Activator Program or any Compound or Product, and (iii) filings, applications, material correspondence to or from any patent or trademark office or Regulatory Authority with respect to any Acquired Patent, or Acquired Regulatory Material, and any Copyrights in or to any of the foregoing, provided that, in each case, information unrelated to the AMPK Activator Program, Compounds and Products may be redacted (the “Acquired Records”); and

(g) all claims, counterclaims, rights to sue, causes of action, credits, rights of recovery and rights of setoff relating to any of the foregoing, including for past, present, or future infringements or misappropriation of any Acquired Patent, Acquired Know-How, or Acquired Regulatory Material (collectively, the “Acquired IP”), and rights of priority and protection of interests therein and the right to retain any and all amounts therefrom.

2.2 License Grant. Seller hereby grants to Buyer an exclusive, sublicensable (through multiple tiers), perpetual and irrevocable (subject to Section 5.6(c)), worldwide license, under the Licensed IP, to research, develop, manufacture, use, sale, offer for sale, import, commercialize and otherwise exploit Compounds and Products for any and all purposes.

2.3 Assumed Liabilities. In connection with purchase and sale of the Acquired Assets pursuant to this Agreement, effective as of the Effective Date, Buyer shall assume, and shall pay, perform, or otherwise discharge, the obligations of Seller solely to the extent related to the Acquired Assets and arising after the Effective Date (the “Assumed Liabilities”). For the avoidance of doubt, Buyer shall not assume any of Seller’s or its Affiliates’ outstanding liabilities and obligations as of the Effective Date.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement other than Section 2.3, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to Buyer, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or otherwise discharge (and Seller shall retain, pay, perform or otherwise discharge without recourse to Buyer) any liabilities or obligations of Seller or its Affiliates of any kind, character, or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a) Excluded Taxes;

(b) any Indebtedness;

(c) any liability arising from or related to the conduct of the AMPK Activator Program (including any clinical trials of PXL-770) prior to the Effective Date;

(d) any liability arising from or related to the employment of any person in connection with the AMPK Activator Program and any liability arising from the transfer or claimed transfer to Buyer, by virtue of Transfer Regulations, of the employment of any employee of Seller or any of its Affiliates;

(e) any liability under any benefit plan of Seller or any of its Affiliates, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s or any of its Affiliate’s employees or former employees or both, or any liability to any consultant of Seller or any of its Affiliates;

(f) any liability arising from or related to any performance or failure to perform under any Assumed Contract prior to the Effective Date, including liability for any breach, tort, violation of Law, infringement, indemnity, guaranty, overcharge or underpayment;

(g) any liability of Seller or any of its Affiliates under any Contract that is related to the AMPK Activator Program but is not an Assumed Contract;

(h) any liability of Seller or its Affiliates arising from or related to any compliance or noncompliance on or prior to the Effective Date with any Law applicable to Seller, any of its Affiliates or the Acquired Assets;

(i) any liability arising from or related to any Action against Seller, any of its Affiliates or the Acquired Assets pending as of the Effective Date, or based upon any action, event, circumstance, or condition arising as of or prior to the Effective Date;

(j) any Transaction Expenses;

(k) any liability of Seller under this Agreement or any Ancillary Agreement;

(l) any liability to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of Seller or any of its Affiliates (including with respect to any breach of fiduciary obligations by any such Person), except for indemnification of such Person pursuant to Article 7, if applicable; and

(m) the outstanding liabilities and obligations set forth on Schedule 2.4(m).

2.5 Effectiveness. The sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall be effective as of the Effective Date. On the Effective Date:

(a) Seller shall deliver or cause to be delivered to Buyer the following documents:

(i) a bill of sale for the Acquired Assets, in the form of Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii) a counterpart of the Assumption Agreement, in the form of Exhibit B (the “Assumption Agreement”), duly executed by Seller;

(iii) a counterpart of the Assignment of Assumed Contracts, in the form of Exhibit C (the “Assignment of Contracts”), duly executed by Seller;

(iv) a counterpart of Assignment of Intellectual Property, in the form of Exhibit D (the “Assignment of Intellectual Property”), duly executed by Seller;

(v) an invoice for the Upfront Payment;

(vi) a valid and duly executed IRS Form W-8-BEN-E certifying that Seller is not a U.S. taxpayer and that Seller is eligible for the benefits of the Income Tax Convention between the United States and France;

(vii) such other bills of sale, assignments, and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request, or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer and to put Buyer in actual possession or control of the Acquired Assets, duly executed by Seller.

(b) Buyer shall deliver or cause to be delivered to Seller the following:

(i) a counterpart of the Assumption Agreement, duly executed by Buyer;

(ii) a counterpart of the Assignment of Contracts, duly executed by Buyer;

(iii) a counterpart of the Assignment of Intellectual Property, duly executed by Buyer; and

(iv) such other documents and instruments, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request, or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities, duly executed by Buyer;

(v) a valid and duly executed IRS Form W-9 certifying that Buyer is a U.S. taxpayer.

2.6 Post-Effective Date Transfer and Cooperation.

(a) Each Party shall perform the activities allocated to it in the Technology Transfer Plan in accordance therewith. Without limiting the foregoing, Seller shall deliver or cause to be delivered to Buyer the following as more specifically described in the Technology Transfer Plan and in accordance with the timelines and other terms therein:

(i) executed documents conveying to Buyer or its designee power of attorney for each Acquired Patent or Acquired Regulatory Material;

(ii) copies of Seller’s instructions to its external patent counsels to direct such counsels to cooperate with Buyer or its designee regarding the transfer of the Acquired Patents, including by notifying the foreign agents in each country that instructions will henceforth come from Buyer’s counsel;

(iii) copies of Seller’s letters submitted to each applicable Regulatory Authority regarding the transfer of the ownership of the Acquired Regulatory Materials to Buyer;

(iv) copies of Acquired Know-How, Acquired Regulatory Materials and Licensed IP, in each case not previously provided to Buyer;

(v) all Acquired Records; and

(vi) all of the Acquired Inventory, which shall be delivered to Buyer EXW (Incoterms 2020) at the applicable facilities set forth in Schedule 2.1(e).

(b) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Assumed Contract or other Acquired Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred, or delivered without the consent or waiver of a Third Party or Governmental Authority unless and until such consent or waiver shall be given. After the Effective Date, Seller shall use its best efforts to promptly obtain such consents and waivers, resolve the impediments to the sale, assignment, transfer, or delivery contemplated by this Agreement or the Ancillary Agreements, and obtain any other consents and waivers necessary to convey to Buyer all of the Acquired Assets. Until such consents or waivers are obtained, Seller will cooperate with Buyer in any lawful arrangement to enable Buyer to enjoy the interest of Seller in the benefits under any such Assumed Contract or other Acquired Asset, including performance by Seller as Buyer’s agent; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent such liabilities arise after the Effective Date and Buyer would have been responsible for such liabilities pursuant to the terms and conditions of this Agreement if such consents or waivers had been obtained.

(c) From time to time after the Effective Date, Seller and Buyer shall execute, acknowledge, and deliver all such further conveyances, notices, assumptions, and releases and such other instruments, and shall take such further actions, as may be necessary to assure fully to Buyer the sale, assignment, transfer, conveyance and delivery of the Acquired Assets by Seller to Buyer, and to assure fully to Seller the assumption of the Assumed Liabilities by Buyer, in each case pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

(d) The Parties agree to Process Personal Data in their respective possession, custody or control arising out of or related to this Agreement in accordance with their respective obligations under the Data Sharing Addendum, which is attached as Schedule 2.6(d) hereto and incorporated herein (and the capitalized terms used in this Section 2.6(d) have the meanings given to them in Schedule 2.6(d)).

2.7 Purchase Price.

(a) Upfront Payment. Within [***]days after the Effective Date, Buyer shall pay or cause to be paid to Seller a one-time upfront payment of eight million dollars ($8,000,000) (the “Upfront Payment”).

(b) Milestone Payments.

(i) Subject to the remainder of this Section 2.7(b) and other terms and conditions of this Agreement (including Section 2.7(e) and Section 7.6 below), Buyer shall pay or cause to be paid to Seller the one-time milestone payments set forth in the table below (each, a “Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Milestone Event”) by or on behalf of Buyer or its Affiliate or licensee. For clarity, each Milestone Payment shall be payable only once, upon the first achievement of the corresponding Milestone Event, regardless of how many times such Milestone Event is achieved or the number of Products that achieve such Milestone Event. The aggregate Milestone Payments under this Section 2.7(b) shall not exceed one hundred eighty-eight million Dollars ($188,000,000).

Milestone Event	Milestone Payment
1) Initiation of the first Phase 2 Clinical Trial of any Product	$2,000,000
2) Initiation of the first Phase 3 Clinical Trial of any Product, or first MAA Acceptance for any Product in the U.S., whichever is earlier	$6,000,000
3) First Commercial Sale of any Product in the U.S.	$25,000,000
4) Net Sales of a Product in a Calendar Year equal to or exceeding $250,000,000	$5,000,000
5) Net Sales of a Product in a Calendar Year equal to or exceeding $500,000,000	$25,000,000
6) Net Sales of a Product in a Calendar Year equal to or exceeding $1,000,000,000	$50,000,000
7) Net Sales of a Product in a Calendar Year equal to or exceeding $1,500,000,000	$75,000,000
Total up to:	$188,000,000

(ii) Except for Milestone Payment #1 (which Milestone Payment shall be paid entirely in cash), for so long as Buyer is listed on the Nasdaq Stock Market or any other internationally recognized stock exchange, Buyer shall have the right, at its sole discretion, to pay up to [***] of each Milestone Payment in Buyer’s common stock at a per-share price equal to the volume weighted average closing price of one share of such common stock over the thirty (30) trading days immediately prior to the earlier of (x) the date of public disclosure of the achievement of the applicable Milestone Event, and (y) the date of issuance (the “Milestone Shares”).

(iii) The right to pay Milestone Payments in Milestone Shares under Section 2.7(b)(ii) shall not be transferable by Buyer to any Third Party, including pursuant to Section 8.10, without the prior written consent of Seller.

(iv) Buyer shall notify Seller within (A) in the case of Milestone Events #1, #2 and #3, [***] after the date on which such Milestone Event is first achieved; or (B) in the case of Milestone Events #4 to #7, [***]following the end of the Calendar Quarter during which the annual Net Sales threshold for such Milestone Event is first reached, but no later than the date of Buyer’s first public disclosure of such achievement. If applicable, such notice shall also include Buyer’s election to pay part of the corresponding Milestone Payment in Buyer’s stock, to the extent permitted by Section 2.7(b)(ii).

(v) Following receipt of such notice, Seller shall promptly issue an invoice to Buyer for the corresponding Milestone Payment (in cash or in combination of cash and stock, as specified in Buyer’s notice for the achievement of the Milestone Event). Within [***]after the receipt of such invoice, Buyer shall pay or cause to be paid to Seller the Milestone Payment (and, if applicable, issue the requisite number of shares of Buyer’s common stock to Seller pursuant to an agreement negotiated and entered into by the Parties documenting such stock issuance, which shall be subject to any applicable restrictions on the form and amount of stock to be issued as provided by the rules of The Nasdaq Stock Market LLC), provided the Milestone Shares shall be registered with the SEC.

(c) Currency; Method of Payment. All references to dollars and “$” herein shall refer to U.S. dollars, and all payments hereunder shall be subject to Buyer’s receipt from Seller of an invoice for such payment. Unless otherwise expressly stated in this Agreement, Buyer shall make all undisputed payments due hereunder within [***](unless otherwise expressly provided hereunder) after Buyer’s receipt from Seller of an invoice for such payment. Seller shall deliver all invoices to [***], or such other address as provided in writing by Buyer. Net Sales in currency other than U.S. dollars shall be converted into U.S. dollars using Buyer’s (or its Affiliate’s or licensee’s) then-current standard currency conversion methodology. Subject to Section 2.7(b)(ii), all payments to Seller under this Agreement shall be made in U.S. dollars by wire transfer in immediately available funds to a bank and account designated in writing by Seller. If any sum due under this Agreement is not paid or reimbursed, as the case may be, on the date on which it is due, such unpaid sum shall accrue interest at a rate equal to [***]. If Buyer disputes in good faith whether a payment is owed and notifies Seller of such dispute within [***] of Buyer’s receipt of the applicable invoice, then the Parties shall use good faith efforts to resolve the dispute expediently. If the dispute is resolved in Buyer’s favor, then it will not be obligated to make the payment. If the dispute is resolved in Seller’s favor, then Buyer will be obligated to make the payment within [***] after such resolution and it will owe interest on such payment, calculated in accordance with the preceding sentence from the date that such payment would have been due if it were not disputed, until the date that such payment is made.

(d) No Obligations. Except as set forth in Section 5.6, Buyer shall have no obligation or responsibility (express or implied) to use any efforts to achieve any Milestones Events or to develop or commercialize any Compound or Product, and may use its discretion to instead pursue the development and commercialization of other products, regardless of their efficacy, safety, competitiveness in the marketplace, patent or other proprietary position, or market potential relative to any Compound or Product.

(e) Right of Offset. Notwithstanding anything to the contrary in this Agreement, and without waiver or limitation of any of Buyer’s rights or remedies, Buyer shall be entitled, in accordance with Article 7, to deduct and withhold from any Milestone Payment any amount owed by Seller to Buyer, including for damages and losses suffered by Buyer as a result of Seller’s breach of this Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Effective Date:

3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has and had full corporate power and authority to own, lease, and operate the Acquired Assets and Licensed IP and to carry on the AMPK Activator Program as conducted by or on behalf of Seller or its Affiliates prior to the Effective Date. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Acquired Assets or Licensed IP or the conduct of the AMPK Activator Program makes such qualification or licensure necessary.

3.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by

Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, provided that the enforceability of those obligations of Seller that are required to be performed after the Effective Date are subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) Laws of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) violate the certificate of incorporation or bylaws or equivalent organizational documents of Seller or any of its Affiliates;

(ii) violate any Law applicable to Seller, the AMPK Activator Program, or any of the Acquired Assets, or by which Seller or any of its Affiliates, the AMPK Activator Program, or any of the Acquired Assets may be bound or affected; or

(iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated, or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or any of its Affiliates under, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation, or other Contract to which Seller or any of its Affiliates is a party or by which Seller, any of its Affiliates, the AMPK Activator Program, or the Acquired Assets may be bound or affected.

(b) Seller and its Affiliates are not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license, or qualification of or affecting the AMPK Activator Program, the Acquired Assets or the Licensed IP.

3.4 Title to Assets; Sufficiency of Assets.

(a) Seller has good and valid title to all of the Acquired Assets, free and clear of any Encumbrance. The delivery to Buyer of the Bill of Sale and other instruments of assignment, conveyance, and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyer good and valid title to all of the Acquired Assets, free and clear of any Encumbrance.

(b) The Acquired Assets, together with the Licensed IP, constitute all of the assets, properties, and rights owned by Seller and its Affiliates that were (except, with respect to tangible materials, to the extent consumed or discarded by Seller) or are being used or held to be used for the conduct and operation of the AMPK Activator Program and for the development, manufacture and commercialization of the Compounds and Products, in each case as currently conducted or proposed to be conducted.

3.5 No Undisclosed Liabilities. Seller and its Affiliates do not have any liability or obligation of any nature arising out of, relating to, or affecting the AMPK Activator Program, the Acquired Assets or Licensed IP, whether accrued, absolute, contingent, or otherwise, whether known or unknown, and whether or not required by GAAP to be reflected in a consolidated balance sheet of Seller or any of its Affiliates or disclosed in the notes thereto.

3.6 Absence of Certain Changes or Events. Since January 1, 2024, neither the AMPK Activator Program nor the Acquired Assets have suffered any loss, damage, destruction, or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance.

3.7 Compliance with Law.

(a) Seller and its Affiliates are and have been in compliance in all material respects with all Laws applicable to the conduct of the AMPK Activator Program and the ownership or use of the Acquired Assets and Licensed IP. None of Seller, any of its Affiliates, or any of its or their executive officers has received during the past five (5) years, and to Seller’s Knowledge there is no basis for, any notice, order, complaint, or other communication from any Governmental Authority or any other Person that Seller or any of its Affiliates is not in compliance in all material respects with any such Laws applicable to the conduct of the AMPK Activator Program and the ownership or use of the Acquired Assets or Licensed IP.

(b) Seller and its Affiliates have conducted, and, to Seller’s Knowledge, their respective contractors and consultants have conducted, the AMPK Activator Program and the research, development (including clinical trials) and manufacture of the Compounds and Products in compliance with (i) all applicable Laws, including as applicable GLP, GCP, and GMP, anti-corruption or anti-bribery laws and regulations, Data Protection Requirements and other data protection and data privacy laws and regulations, in any applicable jurisdiction and (ii) all privacy notices and informed consent forms applicable thereto.

(c) Neither Seller nor its Affiliates, nor, to Seller’s Knowledge, any of their employees, officers, subcontractors, or consultants has made (i) an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development or manufacture of any Compound or Product or (ii) a statement that is materially likely to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the development or manufacture of any Compound or Product;

(d) With respect to any Human Biological Samples collected or obtained in connection with the development of any Compound or Product, including in connection with any clinical trial of a Product, (i) such Human Biological Samples have been obtained, stored, transferred, used and disposed of in accordance in all material respects with applicable Laws regarding the collection, use, transport and disposal of human tissue, (ii) all institutional review board or ethics committee approvals and requisite informed consents or approvals have been obtained to enable the use or transfer of such Human Biological Samples as contemplated under this Agreement, (iii) all uses of Human Biological Samples in the development of any Compound or Product within the terms of the approved informed consent given by the donors of such Human Biological Samples and (iv) no human embryonic or fetal-derived material (including cell lines) have been used in the development of any Compound or Product.

(e) Neither Seller nor any Affiliate of Seller, nor any director, officer, employee, nor to Seller’s Knowledge, agent of Seller or any of its Affiliates, is a Sanctioned Person.

(f) For the past five (5) years, Seller, its Affiliates, and each of its and its Affiliates’ directors, officers, employees, and, to Seller’s Knowledge, agents, have been in compliance with applicable Sanctions and the FCPA, and neither Seller nor its Affiliates nor its or its Affiliates’ directors, officers, employees, nor, to Seller’s Knowledge, agents, has, in the past five (5) years, engaged directly or indirectly in any business or transactions with any Sanctioned Person or in any Sanctioned Country.

(g) There are no pending or, to Seller’s Knowledge, threatened proceedings or enforcement actions against Seller or any of its Affiliates with respect to Sanctions or the FCPA.

3.8 Litigation. There is no Action pending or, to Seller’s Knowledge, threatened in writing in connection with the AMPK Activator Program, the Acquired Assets or the Licensed IP or Seller’s or any of its Affiliates’ conduct, ownership or use thereof, , nor is there any reasonable basis for any such Action. There is no Action pending or, to Seller’s Knowledge, threatened seeking to prevent, hinder, modify, delay, or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination, or award granted by, or pending or, to Seller’s Knowledge, threatened investigation by, any Governmental Authority relating to the AMPK Activator Program, the Acquired Assets, the Licensed IP, Seller’s or any of its Affiliates’ conduct, ownership or use thereof, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by Seller or any of its Affiliates pending, or which Seller or any of its Affiliates has commenced preparations to initiate, against any other Person in connection with the AMPK Activator Program, the Acquired Assets or the Licensed IP.

3.9 Intellectual Property.

(a) Seller solely and exclusively owns or controls, free and clear of any and all Encumbrances, all right, title and interest in and to all Acquired IP and Licensed IP, and has not transferred ownership of, or granted any option, license or other rights with respect to, (i) any Acquired IP to any Affiliate or Third Party or (ii) any Licensed IP to any Affiliate or Third Party that would conflict with the license and other rights granted hereunder to Buyer.

(b) Except for patents that have been abandoned and that are not listed on Schedule 2.1(a), no Intellectual Property, other than the Acquired IP and the Licensed IP, has been developed by or for Seller or its Affiliates in connection with the AMPK Activator Program.

(c) No Acquired IP or Licensed IP is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting the sale, assignment, use, license or exploitation thereof. After the sale, assignment, transfer, conveyance and delivery of the Acquired IP to Buyer on the Effective Date, subject to applicable Laws, Buyer shall have the right to own, use, license and otherwise exploit the Acquired IP to the same extent as Seller and its Affiliates prior to the Effective Date.

(d) Schedule 2.1(a) set forth the true and complete list of all Acquired Patents, specifying as to each such item, as applicable: (i) the owner(s) (including any joint- or co-owner(s)) thereof and, if different, the record owner(s) thereof; (ii) the jurisdiction where such Patent is registered or has been granted or has issued or has been applied for; (iii) all application, serial, registration, issuance and grant numbers; (iv) all filing, registration, issuance and grant dates; (v) the dates of any challenges, oppositions, interferences, derivations, or inventorship contests filed and the names of the counterparties (where known) and (vi) all filing, fee, maintenance and other deadlines pertaining thereto that are due or otherwise will occur within [***] after the Effective Date.

(e) Except for [***], no Acquired Patent has been or is now involved in any interference, reissue, reexamination, opposition or cancelation proceeding, and to Seller’s Knowledge, no such proceeding is or has been threatened in writing with respect thereto any Acquired Patent.

(f) Seller and its Affiliates have not received any notice or claim in writing challenging Seller’s ownership of any Acquired IP or Seller’s ownership or Control of any Licensed IP, nor is there any reasonable basis for any claim that Seller does not so own any of the Acquired IP or so own and Control any of the Licensed IP.

(g) Each of the Acquired Patents properly identifies each and every inventor of each invention claimed by such Acquired Patent, as determined in accordance with the applicable Laws of the jurisdiction in which such Patent is issued or such Patent application is pending; all such inventors have assigned their entire right, title, and interest in and to such inventions to Seller, and all such assignments have been duly recorded and are enforceable in accordance with applicable Laws; there have been no claims asserted or threatened in writing regarding the inventorship of any Acquired Patents alleging that additional or alternative inventors should be listed; and Seller has complied with applicable Laws involving inventor reward and remuneration.

(h) Except for [***], all previously due fees associated with the maintenance of the Acquired Patents have been paid in full in a timely manner to the proper Governmental Authority. Seller has provided to Buyer a complete and accurate copy of all filings, applications, and correspondence to or from any patent and trademark office with respect to the Acquired Patents, and to Seller’s Knowledge, there are no issues or information related to any Acquired Patent that has not been fully disclosed to Buyer in the course of Buyer’s due diligence.

(i) Except as would not reasonably be anticipated to have a Material Adverse Effect, Seller has taken all reasonable steps in accordance with standard industry practices to protect the rights in the Acquired IP and Licensed IP, and has at all times taken reasonable steps to maintain the confidentiality of all information in Acquired IP or Licensed IP that constitutes or constituted a Trade Secret. Without limiting Section 3.9(g), all current and former employees, consultants, and contractors of Seller involved in conduct of the AMPK Activator Program have executed and delivered proprietary information, confidentiality and assignment agreements substantially in Seller’s standard forms, and to Seller’s Knowledge, there is no breach of any such agreement.

(j) To Seller’s Knowledge and subject to subclause (h) above, all Acquired Patents are valid, subsisting, and enforceable. There is no Action pending or threatened in writing challenging the validity or enforceability of any Acquired Patent, or alleging any misuse of any Acquired Patent. To Seller’s Knowledge, Seller and its Affiliates have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, or unenforceability of any Acquired Patent, including the failure to pay any filing, examination, issuance, post registration, and maintenance fees, annuities, and the like, and the failure to disclose any known material prior art in connection with the prosecution of patent applications.

(k) To Seller’s Knowledge, Seller’s and its Affiliates’ conduct of the AMPK Activator Program and exploitation of the Compounds and Products have not infringed, misappropriated, violated, diluted, or constituted the unauthorized use of, any Intellectual Property of any Third Party.

(l) There is no Action pending or threatened in writing alleging that the conduct of the AMPK Activator Program or exploitation of any Compound or Product infringed, misappropriated, violated, diluted, or constituted the unauthorized use of, or would infringe, misappropriate, violate, dilute, or constitute the unauthorized use of, any Intellectual Property of any Third Party; and to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to such Action.

(m) To Seller’s Knowledge, no Third Party is infringing, misappropriating, violating, or diluting any Acquired IP or Licensed IP, and there is no Action pending or threatened in writing with respect thereto.

(n) The inventions claimed by the Acquired Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities or facilities or equipment funded, in whole or in part, by the federal government of the United States or any other country or any agency thereof, any other Governmental Authority or any educational or research institution, except for limited activities that have been entrusted to academic institutions on a fee for service basis, which activities and institutions are set forth in Schedule 3.9(n), wherein such academic institutions do not have any rights (including any right to be compensated for the use thereof) to any data or Intellectual Property arising therefrom, (ii) are not a “subject invention” as such term is described in 35 U.S.C. § 201(e), or any foreign equivalents thereof, and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401, or any foreign equivalents thereof.

(o) Schedule 2.1(c) sets forth a true and complete list of all Acquired Regulatory Materials.

(p) Neither Seller nor its Affiliates, nor, to Seller’s Knowledge, any of their employees, officers, subcontractors, or consultants who have rendered services relating to the AMPK Activator Program or the research, development and manufacture of the Compounds and Products (i) has ever been Debarred or convicted of a crime for which a Person could be Debarred or (ii) has ever been under investigation for debarment or indictment for a crime for which a Person could be Debarred.

(q) Schedule 1.10 (i) sets forth a true and complete list of all compounds researched or developed by or on behalf of Seller or its Affiliates that, to Seller’s Knowledge, directly activate AMP kinase and (ii) does not include any [***] Compound. The Excluded Programs do not include compounds that directly activate AMP kinase.

(r) Seller has disclosed, or caused to be disclosed, to Buyer (i) all reportable adverse events from any clinical trial of any Compound or Product that Seller is aware of and (ii) all material quality, efficacy, toxicity or safety information that is known to it or its Affiliates, and to Seller’s Knowledge all quality, efficacy, toxicity and safety data and information provided or otherwise made available by Seller to Buyer is true, correct and complete in all material respects.

(s) No written claims have been asserted against Seller or any of its Affiliates in connection with the conduct by or on behalf of Seller or its Affiliates prior to the Effective Date, as applicable, of any clinical trials (including in respect of any adverse event(s) suffered by any human subject volunteers) of any Compound or Product and neither Seller nor its Affiliates have received written notice of any fact, matter or circumstance that is reasonably likely to give rise to such a claim being asserted in the future.

(t) The execution, delivery, and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any Third Party to terminate or otherwise materially modify any of Seller’s rights or obligations under any Assumed Contract.

(u) Neither Seller nor any of its Affiliates own or control, or have owned or controlled, any Trademarks specifically for use in connection with the AMPK Activator Program or the research, development, manufacture or commercialization of any Compound or Product.

3.10 Acquired Assets. Seller exclusively owns, free and clear of any and all Encumbrances, all Acquired Assets. Seller has not received any written notice or claim challenging its ownership of any of the Acquired Assets owned by Seller, nor is there any reasonable basis for any claim that Seller does not so own any of the Acquired Assets.

3.11 Inventory. Schedule 2.1(e) sets forth the true and complete list of all Acquired Inventory and the address at which such Acquired Inventory is located. No Acquired Inventory has been consigned to, or held on consignment from, any Third Party. At the date of the latest certificate of analysis received by the Seller, all Acquired Inventory (a) shall comply with the applicable specifications and the terms of any quality agreement with the Third Party manufacturer thereof; and (b) shall not be adulterated or misbranded under any applicable Laws. Upon delivery of the Acquired Inventory in accordance with Section2.6(a)(vi), (x) all Acquired Inventory shall be delivered to Buyer free and clear of any Encumbrance, and (y) if applicable, shall have been manufactured, handled and stored in compliance with cGMP and shall include appropriate certificate of analysis and certificate of compliance. As of the Effective Date, no Third Party has any right to, or is owed any money with respect to, any Acquired Inventory. The Seller excludes any and all warranty with respect to the Acquired Inventory other than those expressly listed in this Article 3.

3.12 Taxes.

(a) All material Returns required to be filed by Seller under applicable Law including for the avoidance of doubt with respect of the Acquired Assets have been timely and properly filed, and such Returns are true, correct, and complete, in all material respects, and all material Taxes with respect to the Acquired Assets (whether or not shown thereon) have been timely paid. No power of attorney that is currently in effect has been granted by the Seller with respect to the Acquired Assets (other than powers of attorney granted in the ordinary course of business, such as to a payroll provider).

(b) There are no Taxes of Seller, its Affiliates, or any of their respective predecessors, or of any Person who has an interest in, claim to, or ownership of any Acquired Asset for which Buyer or its Affiliates will become liable as a result of the transactions contemplated by this Agreement. Seller is not a party to any Tax-sharing agreements that implicate or relate to the Acquired Assets directly or indirectly.

(c) There are no liens for Taxes (other than for current Taxes that are not yet due and payable) upon any of the Acquired Assets.

(d) Seller and its Affiliates have complied with (or caused to be complied with) all applicable Laws relating to the collection, payment, reporting, and withholding of Taxes with respect to the Acquired Assets and has duly and timely paid over to the appropriate Governmental Authority all amounts required to be so withheld or collected under applicable Law.

(e) There is no material Tax outstanding, due, assessed, or proposed against or with respect to Seller or any of its Affiliates and relating to, attaching to, forming an Encumbrance on, or otherwise connected to the Acquired Assets, or the Assumed Liabilities. No extension or waiver of the limitation period applicable to any Taxes of or with respect to Seller or any of its Affiliates and relating to the Acquired Assets or the Assumed Liabilities has been granted by or requested from Seller or any of its Affiliates.

(f) No audit, claim, or other examination or proceeding concerning any material Taxes of or with respect to Seller or any of its Affiliates and relating to the Acquired Assets or Assumed Liabilities is presently in progress, and Seller and its Affiliates have not been notified in writing of any request for such an audit, claim or other examination or proceeding.

(g) None of the Acquired Assets is (i) a “United States real property interest” as that term is defined in Section 897(c) of the Code or (ii) an interest in or security of any entity for any applicable Tax purposes.

(h) No claim has ever been made in writing by a Governmental Authority in a jurisdiction where Seller or any of its Affiliates does not file Returns of a certain type that Seller or any of its Affiliates is or may be subject to taxation of such type by that jurisdiction, which claim is or could be with respect to, as a result of, or in relation to the Acquired Assets or the Assumed Liabilities.

(i) There is no agreement, arrangement, or understanding with any Governmental Authority relating to Taxes of or with respect to the Acquired Assets or the Assumed Liabilities that would be terminated as a result of or otherwise affected by the transactions contemplated by this Agreement.

(j) None of the Acquired Assets are located in, or have Tax nexus with, any jurisdiction other than France. Seller is not Tax resident in any jurisdiction other than France. No value added Tax or similar Tax under the laws of France will apply to payments made by Buyer to Seller pursuant to this Agreement.

3.13 Contracts.

(a) Except for the Assumed Contracts, there are no outstanding Contracts relating to the AMPK Activator Program or the Acquired Assets of the following nature:

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising Contract;

(ii) any Contract for the purchase or delivery of goods, or performance of services, for the AMPK Activator Program;

(iii) any Contract relating to or evidencing Indebtedness of Seller or any of its Affiliates in connection with AMPK Activator Program or Acquired Assets, including mortgages, other grants of security interests, guarantees or notes;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of Seller;

(vi) any Contract that limits, or purports to limit, the ability of Seller or any of its Affiliates to compete in the research, development or other exploitation of any AMP kinase activator;

(vii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(viii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to the AMPK Activator Program or the Acquired Assets;

(ix) any Contract containing confidentiality clauses (other than confidentiality provisions surviving the termination or expiry of any Contract);

(x) any Contract relating in whole or in part to any Acquired IP;

(xi) any joint venture or partnership, merger, asset or stock purchase, or divestiture Contract;

(xii) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xiii) any Contract that results in any Person holding a power of attorney that relates to the AMPK Activator Program or any of the Acquired Assets; and

(xiv) any other Contract, whether or not made in the ordinary course of business that is material to the AMPK Activator Program or the Acquired Assets, taken as a whole.

(b) Each Assumed Contract is a legal, valid, binding, and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Effective Date. Neither Seller or any of its Affiliates nor, to Seller’s Knowledge, any other party is in breach, violation or default (with or without notice or lapse of time or both) of any Assumed Contract, nor has Seller or any of its Affiliates received any written claim of any such breach, violation, or default. Seller has delivered or made available to Buyer true and complete copies of all Assumed Contracts, including any amendments thereto.

(c) Seller’s and its Affiliates’ conduct of the AMPK Activator Program did not breach the [***] Agreement or utilize any Intellectual Property, compounds or products licensed or generated pursuant to the [***] Agreement. [***] does not have any rights, including any rights to receive any payments with respect to, the AMPK Activator Program or any Acquired Asset. No Compound or Product is disclosed in or claimed or covered by any of the [***] Patents. Seller has not received any written notice of breach under the [***] Agreement in relation to the AMPK Activator Program or any Acquired Asset or Licensed IP, and to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such challenge, violation or breach under the [***] Agreement.

3.14 Insurance. Seller has in full force and effect insurance policies for the AMPK Activator Program concerning such casualties and damages as would be reasonable and customary for drug development program that includes clinical trials.

3.15 NO OTHER REPRESENTATIONS OR WARRANTIES OF SELLER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO OTHER REPRESENTATION NOR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the Effective Date:

4.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

4.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Buyer;

(ii) conflict with or violate any Law applicable to Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation, or other Contract to which Buyer is a party; except for any such conflicts, violations, breaches, defaults, or other occurrences that do not, individually or in the aggregate, materially impair the ability of Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Buyer is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.4 Financing. Buyer has sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.5 Tax Residency. Buyer is a C-corporation formed under the laws of the United States state of Delaware and is subject to United States federal income tax (and as applicable United States state and local tax).

Article 5

COVENANTS

5.1 Covenants Regarding Information. Each Party shall perform the activities allocated to it in the Technology Transfer Plan in accordance therewith. With respect to any activities not specifically addressed in the Technology Transfer Plan, the following shall apply:

(a) For the duration of the Technology Transfer Period, Seller shall use Commercially Reasonable Efforts to (i) afford Buyer and its Representatives reasonable access (including for inspection and copying) at all reasonable times to the Acquired Assets and Seller’s and its Affiliates’ Representatives, properties, offices, plants and other facilities, and books and records (including Returns) to the extent relating to the AMPK Activator Program and the Acquired Assets, (ii) furnish Buyer with such financial, operating, and other data and information (including Returns and related supporting documentation) in connection with the AMPK Activator Program and the Acquired Assets as Buyer may reasonably request, and (iii) assist Buyer in entering into agreements with one or more of Seller’s former employees, consultants or contractors, as Buyer may reasonably request at Buyer’s sole cost and expense.

(b) During the Technology Transfer Period, Seller shall use Commercially Reasonable Efforts to deliver or cause to be delivered to Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, to the extent relating to the Acquired Assets, that are in the possession of or under the control of Seller or any of its Affiliates. If any such computer disks, records, tapes, or other storage medium contain information that does not relate to the Acquired Assets, Seller shall either (i) transfer a materially complete copy of the information stored thereon that relates to the Acquired Assets onto storage media that is delivered to Buyer during the Technology Transfer Period and promptly thereafter permanently delete all such information from the existing computer disks, records, tapes, or other storage medium that is retained by Seller or any of its Affiliates or (ii) permanently delete and erase from such computer disks, records, tapes, or other storage medium delivered to Buyer all information that does not relate to the Acquired Assets, provided that Seller may retain and secure a copy of any of the foregoing as required by Law or as reasonably necessary for Seller to enforce or defend its rights under this Agreement. Following their transfer to Buyer during the Technology Transfer Period, except as otherwise provided for herein, Seller shall not, and shall ensure that each of its Affiliates does not, retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes, or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the Acquired Assets, including any of the foregoing that is stored on any server or other storage media maintained by a Third Party on behalf of Seller or any of its Affiliates (including any “cloud” storage platform). If, notwithstanding the foregoing, Seller discovers following the Technology Transfer Period that it or any of its Affiliates is in possession of or has under its control any such items, Seller shall (x) deliver to Buyer any such items and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its or any of its Affiliates’ possession or under its or any of its Affiliates’ control as soon as reasonably practicable, except as otherwise provided for herein.

5.2 Exclusivity.

(a) For a period of ten (10) years following the Effective Date (the “Exclusivity Period”), Seller shall not, and shall cause its Affiliates to not, directly or indirectly (including with or through a Third Party), research, develop, make, have made, otherwise manufacture, collaborate, consult with Third Parties about, offer for sale, sell, have sold, import, commercialize or otherwise exploit, anywhere in the world, any compound or product that directly activates AMP kinase (any such compound or product, a “Competing Product”).

(b) Notwithstanding Section 5.2(a), if a Third Party becomes an Affiliate of Seller during the Exclusivity Period through a Change of Control of Seller, then the exclusivity obligations set forth in Section 5.2(a) shall not apply to such new Affiliate (and its own Affiliates other than the Seller and its Affiliates prior to the Change of Control, the “Acquiror Group”), and the Acquiror Group’s exploitation of any Competing Product shall not constitute a breach of Seller’s exclusivity obligations set forth above; provided that the Acquiror Group (x) exploits such Competing Product independently of the activities of this Agreement and without any involvement of any personnel that are or were engaged in any activities related to the AMPK Activator Program, (y) does not use any Acquired Asset, non-public information relating to any Compound or Product, Licensed IP or Confidential Information of Buyer in the exploitation of such Competing Product, and (z) establishes and enforces internal processes, policies, procedures and systems to segregate all personnel involved in the exploitation of any Competing Product from all Acquired Assets, non-public information relating to any Compound or Product, Licensed IP or Confidential Information of Buyer.

(c) Seller acknowledges that the covenants of Seller set forth in this Section 5.2 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 5.2 will result in irreparable injury to Buyer. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits, or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.2 are reasonable and proper to protect the legitimate interest of Buyer.

(d) If a court of competent jurisdiction determines that the character, duration, or geographical scope of, as applicable, the provisions of Section 5.2(a) are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants of Section 5.2(a) because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

5.3 Liabilities. Seller shall pay or otherwise satisfy in the ordinary course of business the Excluded Liabilities. Buyer shall pay or otherwise satisfy in the ordinary course of business the Assumed Liabilities. Seller shall not take any action, including without limitation by amending Tax returns, changing methods of accounting, altering depreciation and amortization methodologies, making Tax elections with respect to the Acquired Assets, or recharacterizing the Tax treatment of an Acquired Asset, in each case that would be reasonably expected to increase the Assumed Liabilities with respect to Taxes.

5.4 Refunds and Remittances. After the Effective Date, if Seller or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer.

5.5 [Reserved.]

5.6 Diligence.

(a) Buyer shall use Commercially Reasonable Efforts to develop, obtain MAA Approval and, once obtained, commercialize the Product. [***]. Buyer’s obligations under this Section 5.6(a) shall automatically terminate upon the earlier of (x) the expiration of the Exclusivity Period and (y) the date on which all Milestone Payments have been made. Notwithstanding the foregoing, if Buyer (A) undergoes a Change of Control to a Third Party, (B) sells or transfers all or substantially all of the business or assets of Buyer relating to the Product to a Third Party, or (C) grants a Third Party a license to the Product, then Buyer shall use Commercially Reasonable Efforts to ensure that such Third Party is bound by diligence (including the definition of “Commercially Reasonable Efforts”) and reporting obligations not less than Buyer’s obligations under Section 1.9, this Section 5.6(a) and Section 5.6(b); provided, that if after using Commercially Reasonable Efforts, Buyer is not able to do so, Buyer’s obligations under Section 1.9, this Section 5.6(a) and Section 5.6(b) shall automatically be replaced by the diligence (including the definition of “Commercially Reasonable Efforts”) and reporting obligations agreed between Buyer and such Third Party with respect to the Product, which at a minimum shall include (x) a definition of “Commercially Reasonable Efforts” that is substantially similar to the definition that such Third Party includes in substantially similar transactions and (y) unless such Third Party is receiving a license to the Product that does not include rights to commercialize the Product in the United States, an obligation to use Commercially Reasonable Efforts to develop, obtain MAA Approval and, once obtained, commercialize the Product in the United States.

(b) Until the termination of Buyer’s obligations under Section 5.6(a), Buyer shall provide to Seller (and shall cause its assignees or licensees under the rights to any Acquired Asset to provide):

(i) [***], a report on the progress of Buyer (or its assignee or licensee) with respect to the development, registration and commercial launch of the Product;

(ii) [***], a report on Net Sales for such Calendar Quarter, including gross sales and aggregate deductions.

(c) Without prejudice to any other available remedies, if, prior to the first Data Read-out of the first Phase 2 Clinical Trial of a Product, (i) Buyer commits a material breach of its obligations pursuant to Section 5.6(a) and does not cure such material breach within [***] of Seller’s notice (provided that (A) if the breach is not reasonably curable within such [***] period and within such period, Buyer proposes a remediation plan reasonably acceptable to Seller to remediate the breach and perform in accordance with such plan, the cure period will be extended by the duration of the proposed plan but not more than by an additional [***]; and (B) if Buyer disputes in good faith the existence of such alleged material breach and provides written notice of such dispute to Seller within [***] of Seller’s notice set forth above, then such dispute shall be addressed in accordance with Section 8.9 and the cure periods set forth above with respect to such alleged material breach shall be tolled during the period between Buyer’s notice of such dispute and the final resolution of such dispute in Seller’s favor), or (ii) [***], then in each case (of (i) or (ii)), [***]. Notwithstanding the foregoing, this Section 5.6(c) shall automatically terminate with retroactive effect upon the first Data Read-out of the first Phase 2 Clinical Trial of a Product. For the purpose of this Section 5.6(c), “Data Read-out” shall mean the disclosure of interim or final clinical data from such clinical trial, as defined in the protocol study statistical analysis plan, including summarized efficacy and safety data.

5.7 Confidentiality.

(a) For a period of [***] following the Effective Date, Seller shall not, and Seller shall cause its Affiliates and their respective Representatives to not, use for its or their own benefit or divulge or convey to any Third Party, any Confidential Information; provided, however, that Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose any Confidential Information under the terms of a subpoena, civil investigative demand, or order issued by a Governmental Authority of competent jurisdiction; (ii) to the extent not inconsistent with such request, it promptly notifies Buyer of the existence, terms, and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the AMPK Activator Program, any Acquired Asset or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 5.7.

(b) In addition to the assignment of the Assumed Contracts, effective as of the Effective Date, Seller hereby assigns to Buyer all of Seller’s rights with respect to the Confidential Information under any confidentiality agreement or the confidentiality clause of any Contract pursuant to which any Confidential Information has been provided to any Third Party. From and after the Effective Date, Seller will take all actions reasonably requested by Buyer in order to assist in enforcing the rights so assigned against any Third Party to whom Confidential Information was provided. Seller shall use its commercially reasonable efforts to cause each such Third Party to return to Seller any documents, files, data, or other materials constituting Confidential Information that was provided to such Third Party.

5.8 Public Announcements. Following the Effective Date, if a Party wishes to release any press release or other public statement or announcement with respect to the existence or terms of this Agreement or the transactions contemplated hereby (each, a “Release”), such Party shall first obtain the other Party’s written approval of the proposed Release, such approval not to be unreasonably withheld or delayed. The reviewing Party will have [***], or such shorter period of time as agreed by the Parties or necessary for the releasing Party to comply with Law, to review and provide comments to such Release. Notwithstanding the foregoing, Buyer and Seller may each issue a Release substantially in the applicable form attached as Schedule 5.8 on the Effective Date, and Buyer need not obtain Seller’s approval for a Release to the extent such Release discusses a Product and does not mention Seller or the relationship of the Parties under this Agreement, and either Party may issue a Release that discloses text previously approved pursuant to this Section 5.8, but only to the extent the underlying facts disclosed in such previously approved text are still true and accurate, and where the circumstances surrounding such disclosure have not changed. Notwithstanding the foregoing, each Party may, without such written consent, make disclosures that it reasonably believes (in consultation with counsel) are required by Law or regulation (including regulations promulgated by any applicable stock or securities exchange or otherwise), in which case such disclosing Party shall request confidential treatment of the commercial terms and sensitive technical terms of this Agreement, and shall provide the other Party with reasonable prior notice and opportunity to comment on such disclosure. In the event of any such disclosure, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider the other Party’s reasonable comments thereon, to be provided within [***]of receipt, to the extent consistent with the legal requirements, with respect to the disclosing Party, governing disclosure of material agreements and material information that must be publicly filed.

Article 6

TAX MATTERS

6.1 Tax Withholding. In the event that any withholding of Tax in relation to any consideration or payments to Seller under this Agreement is required under applicable Law, Buyer and any other applicable withholding agent shall be entitled to deduct or withhold such Tax and to request and receive any necessary forms, documents, certifications, and similar information from Seller. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been transferred or paid to Seller or the Person to whom such amounts would otherwise have been paid, and Buyer shall and shall cause any other applicable withholding agent to promptly remit any deducted or withheld amount to the appropriate Governmental Authority. The Parties shall use commercially reasonable efforts to reduce or eliminate such deduction or withholding. If Buyer or any applicable withholding agent withholds or reclaims any Taxes from the payments while Seller is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable Taxes withheld, Buyer shall use commercially reasonable efforts to cooperate with Seller to secure a reduction of the rate of, or the elimination of, the applicable Taxes withheld. Upon written request of Buyer, Seller (or its Affiliates) shall refund to Buyer any amounts received from Buyer under this Agreement which were required to be deducted and withheld under applicable Law but which were not deducted or withheld, which Buyer shall remit to the appropriate Governmental Authority, excluding, for the avoidance of doubt, any penalties and interest imposed on such amounts (“Later Imposed Withholdings”).

6.2 Transfer Taxes. All amounts payable under this Agreement are exclusive of transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereunder (“Transfer Taxes”). Each Party shall bear the Transfer Taxes for which it is liable in accordance with Law.

6.3 Cooperation on Tax Matters. The Parties shall reasonably cooperate, and shall cause their respective Affiliates and their respective representatives reasonably to cooperate, in preparing and filing all Returns and in resolving all Actions relating to Taxes, including maintaining and making available to each other all records necessary, in each case, in connection with Taxes relating to the transactions contemplated by this Agreement.

6.4 Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if as a result of a Party assigning, transferring, or conveying rights under this Agreement to an Affiliate or changing its domicile (each a “Withholding Tax Action”), additional Taxes become due that would not otherwise have been due hereunder with respect to payments under this Agreement absent such Withholding Tax Action, then such Party that took such Withholding Tax Action will be responsible for all such additional Taxes.

6.5 Allocation. If required for United States federal income tax purposes, the purchase price shall be allocated among the Acquired Assets in accordance with a schedule prepared by Buyer and the Parties agree to report the United States federal, state, and local tax consequences of the purchase and sale hereunder (including in filing Internal Revenue Service Form 8594, if required) in a manner consistent with such allocation and will not take any position inconsistent therewith in connection with any United States Return, refund claim, litigation or otherwise, unless and to the extent required to do so by applicable Law).

Article 7

INDEMNIFICATION

7.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive for [***]; provided, however, that the IP Reps shall survive for [***] and the Fundamental Representations shall survive for [***]. Neither Party shall have any liability for Losses from breach of a representation or warranty unless a Claim Notice is delivered pursuant to, and in accordance with, Section 7.7(a) prior to the expiration of the applicable survival period for such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any action or other proceeding in order to extend such survival period or preserve such claim. All covenants, agreements and other obligations which by their terms contemplate performance after the Effective Date shall continue in effect and survive for the full period of the applicable statute of limitation.

7.2 Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates and the respective Representatives, successors, and assigns of each of the foregoing (“Buyer Indemnitees”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, Taxes, claims, interest, awards, judgments, penalties, costs, and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing) (collectively, “Losses”) incurred, sustained, or suffered by any Buyer Indemnitee (regardless of whether or not in connection with any claims, demands, actions or other proceedings by any Third Party (a “Third Party Claim”)) to the extent resulting from or arising out of:

(a) any breach of any of its representations, warranties or covenants set forth in this Agreement by Seller;

(b) any negligence or willful misconduct of any Seller Indemnitee;

(c) any Excluded Liability.

7.3 Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates and the respective Representatives, successors, and assigns of each of the foregoing (“Seller Indemnitees;” together with Buyer Indemnitees, “Indemnitees”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses incurred, sustained, or suffered by any Seller Indemnitee (regardless of whether or not in connection with any Third Party Claim) to the extent resulting from or arising out of:

(a) any breach of any of its representations, warranties or covenants set forth in this Agreement by Buyer;

(b) any negligence or willful misconduct of any Buyer Indemnitee;

(c) any Assumed Liability; or

(d) Buyer’s research, development, manufacture or commercialization of any Compound or Product after the Effective Date.

7.4 Exclusion and Limitations of Liability. Notwithstanding any other provisions of this Agreement but subject to Section 7.9, neither Party shall be liable under Article 7 or otherwise in relation to this Agreement or the transactions contemplated hereunder:

(a) for any individual claim by the other Party or its Indemnitees for Losses arising from any single circumstance if the amount for such Losses in respect of such claim does not exceed a threshold of [***];

(b) until the cumulative and aggregate amount of indemnifiable Losses of the other Party and its Indemnitees exceed an amount equal to [***] (the “Threshold”), it being understood that if the Threshold is exceeded, such Party’s liability for such Losses shall be from the first dollar in excess of the Threshold;

(c) with respect to Losses indemnifiable under this Agreement for any breach of a representation or warranty other than an IP Rep or a Fundamental Representation, any amount which exceeds in the aggregate [***];

(d) with respect to Losses indemnifiable under this Agreement for any breach of a representation or warranty other than a Fundamental Representation, any amount which exceeds in the aggregate [***];

(e) with respect to Losses indemnifiable under this Agreement for any breach of a Fundamental Representation, any amount which exceeds in the aggregate (together with other amounts paid under this Section 7 that are subject to the limitations set forth in Section 7.4(c), Section 7.4(d) or this Section 7.4(e)) [***]; or

(f) to the extent a Loss gives rise to a Tax benefit or saving in the form of an actual and effective reduction in the cash Taxes paid by an Indemnitee (or its Affiliate) with respect to the tax year during which such Loss is recorded in the accounts of the Indemnitee (or its Affiliate), the amount of the Loss shall be reduced by the amount of such Tax benefit or saving.

For clarity, Section 7.4(c), Section 7.4(d) and Section 7.4(e) shall not limit either Party’s obligation to indemnify under this Article 7 with respect to breach of any covenant set forth in this Agreement, negligence, willful misconduct, fraud or any Assumed Liability or Excluded Liability. For further clarity, if Buyer or its Indemnitees is not able to collect the full amount of any Loss on account of the operation of Section 7.4(c), Section 7.4(d) or Section 7.4(e), then for each Milestone Payment that subsequently becomes due, the Purchase Price shall be recalculated to take into account such Milestone Payment and Buyer shall have the right to receive payment in accordance with Section 7.6 for the additional amount available to Buyer pursuant to Section 7.4(c), Section 7.4(d) or Section 7.4(e), as applicable, on account of such recalculation.

7.5 No Double Claim. Buyer shall not be entitled to recover under this Agreement more than once in respect of the same Losses suffered. Any liability hereunder shall therefore be determined without duplication of recovery by reason of the state of facts giving rise to such liability.

7.6 Payment. The payment of any sum due by one Party to the other in connection with this Article 7 shall be made within [***]of the date when the amount of the liability shall have been finally determined pursuant to either an amicable settlement between Buyer and Seller or a settlement agreement with a Third Party that has been accepted by Seller. Notwithstanding the foregoing, Buyer shall be entitled to seek payment of a Claimed Amount pursuant to this Article 7 or Losses resulting from Third Party Claims for which it is entitled to indemnification but has not yet been reimbursed, subject always to the limitations set forth in this Article 7 (including Section 7.4), (a) by making a claim directly against Seller in respect of such Claimed Amount or Losses, or (b) by offset of such Claimed Amount or Losses against any Milestone Payment that becomes payable but has not yet been paid; provided, however, that [***].

7.7 Procedures.

(a) A Party claiming indemnification under this Article 7 (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly, and in any event within [***] after it first becomes aware of the applicable circumstances that may give rise to indemnification, describing such circumstances in reasonable detail, including, if known, the estimated amount of Losses claimed and, if the Indemnified Party is claiming indemnification with respect to any Third Party Claim, copies of any documents served on the Indemnified Party with respect to such Third Party Claim. Failure to give a Claim Notice in accordance with this Section 7.7(a) shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure.

(b) To the extent the Indemnified Party is claiming indemnification with respect to any Losses incurred, sustained, or suffered in connection with a Third Party Claim:

(i) The Indemnifying Party shall have the right to defend, at its own cost and by counsel of its own choice (which shall be reasonably satisfactory to the Indemnified Party), such Third Party Claim by providing written notice to the Indemnified Party within [***] after receipt of the Claim Notice (or sooner, if the nature of such Third Party Claim so requires); provided, however, that the Indemnifying Party shall not have the right to assume and control such defense: (i) if such Third Party Claim involves criminal allegations, (ii) if outside counsel advises the Indemnified Party in writing that a reasonable likelihood of a conflict of interest that cannot be waived exists between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, (iii) if such Third Party Claim seeks any relief other than monetary damages, or (iv) if the Indemnifying Party failed or is failing to diligently prosecute or defend such Third Party Claim and is provided written notice of such failure by the Indemnified Party, and such failure is not reasonably cured. The Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the Third Party Claim and any resulting suit, proceeding, or enforcement action and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such Third Party Claim as the Indemnified Party may reasonably request.

(ii) The Indemnified Party shall have the right to participate in such defense of the Third Party Claim at its own expense directly or through counsel of its own choice. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in the defense of such Third Party Claim in the manner reasonably requested by the Indemnifying Party and make available to the Indemnifying Party all witnesses, pertinent records, materials, and information (including copies of any summons, complaint, or other pleading which may have been served on such Party and any written claim, demand, invoice, billing, or other document evidencing or asserting the same). The Indemnified Party shall not admit any liability to any Third Party in connection with any matter that is the subject of a Claim Notice.

(iii) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise, or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. So long as the

Indemnifying Party is actively defending the Third Party Claim in good faith, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iv) If no written notice of intent to defend is given by the Indemnifying Party as set forth in Section 7.7(b), or an exception set forth in Section 7.7(b)(i)-(iv) exists, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim, at the expense of the Indemnifying Party (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party). If the Indemnified Party controls the defense of any Third Party Claim pursuant to this Section 7.7(b)(iv), the Indemnified Party shall keep the Indemnifying Party reasonably and timely apprised of all developments in and the status of such Third Party Claim and shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. If the Indemnified Party controls the defense of any Third Party Claim pursuant to this Section 7.7(b)(iv), the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim with its own counsel and at its own expense, and shall reasonably cooperate with and assist the Indemnified Party in the defense of such Third Party Claim.

(c) To the extent the Indemnified Party is claiming indemnification with respect to any Losses not incurred, sustained, or suffered in connection with a Third Party Claim, the Indemnifying Party shall, within [***]after receiving the Claim Notice, deliver to such Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party: (1) (x) agrees that the Indemnified Party is entitled to the full amount of Losses claimed (the “Claimed Amount”); (y) agrees that the Indemnified Party is entitled to part, but not all, of the Claimed Amount Losses claimed (the “Agreed Amount”); or (z) indicates that the Indemnifying Party disputes the entire Claimed Amount and (2) if (y) or (z) apply, states that it has a good faith, substantive basis for its position. Any part of the Claimed Amount that is not agreed to pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not received by the Indemnified Party within such [***] period, then the Indemnifying Party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the Claimed Amount. If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount within [***] after the delivery of the Claim Notice, then the Parties shall follow the procedures set forth in Section 8.9 hereof.

7.8 Tax Treatment. Buyer and Seller agree to treat all amounts paid by Seller or Buyer under this Article 7 as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Law.

7.9 Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS UNDER THIS Article 7 AND DAMAGES AVAILABLE FOR BREACH OF EXCLUSIVITY UNDER ARTICLE 5.2 OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5.7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

7.10 Sole and Exclusive Remedy. Each Party hereto acknowledges that the sole and exclusive remedy for the Indemnified Parties with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, for any of the other matters set forth in Section 7.2 and Section 7.3, or otherwise resulting from or arising out of this Agreement will be pursuant to the indemnification provisions set forth in this Article 7 (including, for the avoidance of doubt, Buyer’s right to offset against the Milestone Payments); provided, that nothing in this Section 7.10 shall limit any

Person’s right to, or be deemed a waiver by any Party of, any right to seek specific performance or equitable relief.

Article 8

GENERAL PROVISIONS

8.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by Seller shall be paid from any assets otherwise transferable to Buyer pursuant hereto.

8.2 Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each Party.

8.3 Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to Seller, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

(ii) if to Buyer, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit, or Schedule such reference shall be to a Section, Article, Exhibit, or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede, as of the Effective Date, all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings between the Parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement has been duly executed and delivered by each of the Parties.

8.7 No Third-Party Beneficiaries; No Partnership. Except as provided in Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The transactions and arrangements governed by this Agreement are not intended to form a partnership, joint venture or similar relationship between the Parties and no Party shall report the transactions and arrangements governed by this Agreement as a partnership for any Tax purpose unless required by Applicable Law.

8.8 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute, or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of New York, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of New York.

8.9 Dispute Resolution

(a) The Parties shall try to settle any dispute, claim, or controversy that arises out of, or relates to, this Agreement or any Ancillary Agreement or the validity, interpretation, negotiation, administration, performance, or enforcement thereof (a “Dispute”), by first referring the Dispute to the Parties’ executive officers. Either Party may initiate such informal dispute resolution by sending written notice of the Dispute to the other Party, and, within [***] after such notice, the executive officers (or their respective designees having the authority to settle such Dispute) of the Parties shall meet for attempted resolution by good faith negotiations. If the executive officers of the Parties (or their respective designees) are unable to resolve the Dispute in writing within [***] (or such longer period of time agreed by the Parties) after their first meeting for such negotiations despite the application of good faith, either Party may seek to have such dispute resolved by non-binding mediation conducted by a mutually agreeable mediator. If the Parties do not resolve such dispute within [***] after their first meeting for such mediation, either Party shall have the right to submit such Dispute to binding arbitration in accordance with Section 8.9(b) below.

(b) If the Parties do not resolve a Dispute using the process described in Section 8.9(a), then either Party seeking further resolution of a Dispute shall submit the Dispute to be resolved by final and binding arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its Rules of Arbitration (the “Arbitration Rules”) in effect as the time of the arbitration, except as may be modified herein. The arbitration shall be conducted by a tribunal comprised of three arbitrators, unless otherwise agreed between the Parties. Seller and Buyer shall each nominate one arbitrator within [***] days after the respondent receives the request for arbitration from the ICC, and the two Party-nominated arbitrators shall nominate the third arbitrator within [***] of the second arbitrator’s appointment. If any of the three arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s). The seat, or legal place, of the arbitration shall be New York, New York and the language of the arbitration shall be English. The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding Section 8.8 with respect to the substantive governing law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award and nothing in this Agreement is intended to prevent either Party from applying to any court of competent jurisdiction before or after the formation of the arbitral tribunal for obtaining interim injunctive relief, or any other interim or conservatory measure, in any Dispute. Alternatively and without prejudice to such provisional remedies as may be available under the jurisdiction of a court, a Party seeking such relief may immediately commence arbitral proceedings without invocation or exhaustion of the procedures set forth in Section 8.9(a) and the arbitrator(s) shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the orders of the arbitrators to that effect.

(d) For the purposes of any proceedings ancillary to an arbitration under this Section 8.9, each of the Parties hereby irrevocably consents to personal jurisdiction, service of process and venue in the courts located in New York County, New York, and hereby irrevocably agrees that any such proceedings may be heard and determined in any such court. Each of the Parties hereby irrevocably consents to the service of process in any such proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other complaint and other process to such Party at the address specified in Section 8.4. The Parties agree that a final judgment in any such proceedings shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law, and nothing contained herein shall affect the right of a Party to service legal process or to bring any proceeding in the courts of other jurisdictions (subject to the provisions of this Section 8.9).

(e) Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Law, neither Party nor the arbitrators may disclose the existence, content, or results of an arbitration under this Section 8.9 without the express, prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable New York statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration, or the validity, scope or application of this agreement to arbitrate shall be finally settled by the arbitral tribunal.

8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and any such assignment without such prior written consent shall be null and void; provided, however, that except as set forth in Section 2.7(b)(iii), (a) Buyer may assign this Agreement and related rights and assets without the prior consent of Seller (i) to any Affiliate of Buyer or (ii) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of Buyer relating to the Products, or (iii) in connection with a Change of Control of Buyer, and (b) Seller may assign without the prior consent of Buyer (i) this Agreement in connection with a Change of Control of Seller or (ii) otherwise, after the Technology Transfer Period, solely the rights to receive payments from Buyer under this Agreement; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.11 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief. This Section 8.11 shall be specifically enforceable.

8.12 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. In such an instance, the Parties shall use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with a valid, enforceable, and legal provision(s) that best implements the original intent of the Parties and purposes of this Agreement.

8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

8.15 Facsimile or .pdf Signature. This Agreement may be executed electronically or by facsimile or .pdf signature and an electronic, facsimile, or .pdf signature shall constitute an original for all purposes.

8.16 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

8.17 No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Scynexis, Inc.

By: /s/ David Angulo
Name: David Angulo, M.D.
Title: CEO

Poxel SA

By: /s/ Nicolas Trouche
Name: Nicolas Trouche
Title: CEO

Signature Page to Asset Purchase Agreement

EXHIBIT A

BILL OF SALE

[***]

EXHIBIT B

ASSUMPTION AGREEMENT

[***]

EXHIBIT C

ASSIGNMENT OF CONTRACTS

[***]

EXHIBIT D

ASSIGNMENT OF INTELLECTUAL PROPERTY

[***]

Schedule 1.10

Compounds

[***]

Schedule 1.41

[***] Patents

[***]

Schedule 2.1(a)

Acquired Patents – Part 1

[***]

1

Schedule 2.1(a)

Acquired Patents – Part 2

[***]

1

Schedule 2.1(b)

Acquired Know-How

[***]

Schedule 2.1(c)

Acquired Regulatory Materials

[***]

Schedule 2.1(d)

Assumed Contracts

[***]

Schedule 2.1(e)

Acquired Inventory

[***]

Schedule 2.4(m)

Outstanding Liabilities

[***]

Schedule 2.6(a)

Technology Transfer Plan

[***]

Schedule 2.6(d)

Data Sharing Addendum

[***]

Schedule 3.9(n)

Institution Agreements

[***]

Schedule 5.8

Form of Press Release

Part 1 – Scynexis Press Release

SCYNEXIS Completes Transformative Acquisition of PXL-770, an innovative, highly selective, direct AMPK activator for the Treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD)

• PXL-770 (now SCY-770) is a clinical stage, well-characterized oral therapy designed to address the underlying drivers of ADPKD by reducing cyst growth and disease progression

• A Phase 2 proof-of-concept study of SCY-770 in ADPKD patients is anticipated to begin in Q4 2026 with an early efficacy readout anticipated in the second half of 2027

• With this acquisition, SCYNEXIS strengthens its mission to develop innovative solutions for severe and rare diseases, unlocking further opportunities for value creation

SCYNEXIS will host a conference call March 31, 2026 at 8:30 a.m. ET to provide a corporate update.

JERSEY CITY, N.J., Mar 31, 2026 – SCYNEXIS, Inc. (NASDAQ: SCYX), a biotechnology company focused on developing innovative new therapies to address severe rare diseases, today announced that it has entered into a definitive agreement with Poxel S.A. (POXEL.PA) to acquire PXL-770 (now SCY-770).

SCY-770 is a novel, highly selective, direct AMP-activated protein kinase (AMPK) activator for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD), the leading genetic cause of end-stage renal failure. SCY-770 is designed to address many of the underlying drivers of ADPKD by reducing cyst growth and disease progression.

SCY-770 is an oral therapy that has been evaluated in eight clinical trials, with a favorable safety profile. SCYNEXIS is expected to begin a Phase 2 proof-of-concept study in ADPKD patients in Q4 2026, with an anticipated early efficacy readout in second half of 2027. SCY-770 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA).

“We are excited about this transformative asset acquisition, strengthening our pipeline, and dedicating our development expertise and resources to tackle severe and rare diseases,” said David Angulo, M.D., President and Chief Executive Officer of SCYNEXIS. “SCY-770 is supported by a strong pre-clinical data package and a novel differentiated MOA that targets multiple key drivers of ADPKD progression, positioning it as a promising candidate in a significant rare disease market with a high unmet need. Our near-term priority is to efficiently advance SCY-770 into a Phase 2 POC study later this year. We look forward to advancing the standard of care for patients with ADKPD.”

“ADPKD is a progressive disease characterized by the growth of kidney cysts that ultimately leads to end-stage kidney disease,” said Dr. Kenneth Hallows, MD, PhD, Nephrologist, System Division Chief, Nephrology Professor, Larner College of Medicine, University of Vermont Health. “Patients face a substantial lifelong burden, often requiring renal replacement therapy. Despite the significant unmet need, treatment options remain limited with only one approved therapy, which is associated with safety concerns and suboptimal tolerability. It is encouraging to see a new therapeutic candidate advancing in development, particularly one with a promising MOA that has the potential to deliver a meaningful clinical benefit to a broad population of patients in need.”

Terms of Acquisition Agreement

Under the terms of the asset acquisition agreement, SCYNEXIS will make an upfront payment of $8 million, with future potential payments of up to $8 million in development milestones, and up to $180 million in commercial milestones, of which $125 million is triggered by annual net sales at or above $1 billion.

Conference call and webcast details

SCYNEXIS will host a live conference call on Tuesday, March 31, 2026 at 8:30 am ET to provide a corporate update and discuss the asset acquisition.

Conference call details:

Date: Tuesday, March 31, 2026

Time: 8:30 AM ET

Dial in: U.S/Domestic.: 877-704-4453 or International: 201-389-0920

Conference ID: 13759450

Interested parties may access the conference call by dialing in.

About ADPKD

Autosomal Dominant Polycystic Kidney Disease (ADPKD) is a genetic disease caused by mutations of the PKD1 or PKD2 genes which encode polycystin complex 1 (PC1) or polycystin complex 2 (PC2) proteins, critical for normal tubular epithelial cell function. Patients develop fluid-filled cysts in their kidneys that progressively impair their kidney function with more than 50% reaching end-stage renal failure in their 60s requiring renal replacement therapies (e.g., dialysis or transplant). The U.S. prevalence of ADPKD is estimated to be 140,000 patients1, with approximately 6,000 new cases diagnosed each year2. ADPKD currently has only one approved therapy, Jynarque (tolvaptan), which achieved approximately $1.5 billion in U.S. sales in 2024 despite limited patient uptake due to safety, tolerability, and monitoring requirements.

About SCY-770

SCY-770 (formerly known as PXL-770), a novel and highly selective, direct AMP-activated protein kinase (AMPK) activator, is being developed as a disease‑modifying therapy for ADPKD, a progressive genetic kidney disorder with significant unmet medical need. SCY-770 has been evaluated in several Phase 1 trials and one Phase 2a study in patients with nonalcoholic fatty liver disease (NAFLD). Compelling preclinical pharmacology data supports its potential utility in ADPKD. The Company aims to develop SCY-770 with the goal of reducing cyst growth and disease progression and improving patient quality of life.

About the Antifungal Business
The Company developed and obtained multiple FDA approvals for BREXAFEMME, the first representative of a new class of antifungals in more than 20 years, and has outlicensed it to GSK. SCYNEXIS has the potential to receive up to $146 million in annual net sales milestones plus net royalties in the low-to-mid-single digits for the commercialization of BREXAFEMME by GSK. The Company’s second-generation antifungal, SCY-247, is currently in a Phase 1 trial of the IV formulation, with data expected in Q3 2026. SCY-247 has received QIDP, Fast Track and Orphan Drug designation from the FDA. SCYNEXIS will continue to pursue non-dilutive funding opportunities to further support its development. Additional antifungal assets from this novel class are currently in pre-clinical and discovery phases.

About SCYNEXIS
SCYNEXIS, Inc. (NASDAQ: SCYX) is dedicated to advancing innovative solutions for severe rare diseases. SCY-770 is being developed for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD) and has been granted Orphan Drug designation. SCYNEXIS’s proprietary antifungal platform “fungerps” includes BREXAFEMME® (ibrexafungerp tablets), the first approved representative of this novel class, which has been licensed to GSK, and SCY-247, currently in clinical stages of development. For more information, visit www.scynexis.com.

Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: Proof-of-concept Phase 2 study in ADPKD to begin in Q4 2026 with early efficacy readout anticipated in 2H 2027; the potential of SCY-770 to treat patients with ADPKD; the Company plans to continue its Phase 1 trial of the IV formulation of SCY-247 with data expected in Q3 2026; and receipt of future payments from GSK on sales of BREXAFEMME. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks inherent in regulatory and other costs in developing products. These and other risks are described more fully in SCYNEXIS’ filings with the Securities and Exchange Commission (the “SEC”), including without limitation, the section titled “Risk Factors” in its most recent Annual Report on Form 10-K filed on March 4, 2026, and in other filings the Company makes with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. SCYNEXIS undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations
Irina Koffler

LifeSci Advisors

Tel: 917-734-7387

ikoffler@lifesciadvisors.com

Schedule 5.8

Form of Press Release

Part 2 – Poxel Press Release

News release

Poxel announces the sale of PXL770 to Scynexis for a total amount of up to $196 million

• PXL770, a first-in-class direct activator of adenosine monophosphate-activated protein kinase (AMPK), is a clinical-stage drug candidate targeting the underlying mechanisms of autosomal dominant polycystic kidney disease (ADPKD) by reducing cyst growth and disease progression

• Poxel will receive an upfront payment of $8 million, with additional short-term payments of up to $8 million related to development milestones, and payments of up to $180 million related to commercial milestones

• A Phase 2 proof-of-concept study in patients with ADPKD is expected to begin in the fourth quarter of 2026, with a first efficacy review expected in the second half of 2027.

LYON, France, March 31, 2026, 8:00 AM – POXEL SA (Euronext: POXEL - FR0012432516), a clinical-stage biopharmaceutical company developing innovative treatments for serious chronic diseases with metabolic pathophysiology, including metabolic dysfunction-associated steatohepatitis (MASH) and certain rare diseases, today announced that it has entered into a definitive agreement with SCYNEXIS, Inc. (NASDAQ: SCYX), a U.S. biotechnology company specializing in the development of innovative new therapies for severe rare diseases, in connection with the sale of its drug candidate PXL770 (which will be renamed SCY-770).

PXL770 is a novel, highly selective, direct AMPK activator developed for the treatment of autosomal dominant polycystic kidney disease (ADPKD), the leading genetic cause of end-stage renal disease. This product has been designed to act on several underlying mechanisms of ADPKD by reducing cyst growth and disease progression. PXL770 has been granted orphan drug designation by the U.S. Food and Drug Administration (FDA) and is protected by existing patents until at least 2042 (without patent term extension). To date, ADPKD has only one approved treatment, Jynarque® (tolvaptan), which generated approximately $1.5 billion in sales in the U.S. in 2024, despite limited patient adoption due to safety, tolerability, and follow-up constraints.

Financial terms of the agreement

Under the terms of the asset purchase agreement, SCYNEXIS will make an upfront payment of $8 million to Poxel SA, and additional future payments of up to $188 million triggered based on the completion of various clinical and commercial milestones as set out in the table below:

Triggering event	Milestone payment
Initiation of the first phase 2 clinical trial	$2,000,000
Initiation of the first Phase 3 clinical trial, or first approval of a marketing authorization application in the United States, whichever comes first	$6,000,000
First commercial sale in the United States	$25,000,000
Calendar year net sales equal to or greater than $250,000,000	$5,000,000
Calendar year net sales equal to or greater than $500,000,000	$25,000,000
Calendar year net sales equal to or greater than $1,000,000,000	$50,000,000
Calendar year net sales equal to or greater than $1,500,000,000	$75,000,000
Total up to:	$188,000,000

SCYNEXIS expects to initiate a Phase 2 proof-of-concept study in patients with ADPKD in the fourth quarter of 2026, with a first efficacy reading expected in the second half of 2027.

IPF, as the first beneficiary of the security trust, which owned the PXL770 assets since September 30, 2024 (Trust 3), has authorized the transfer of this asset to POXEL SA for sale to SCYNEXIS.

From the amounts paid by SCYNEXIS, IPF will receive 75% which will be allocated to the repayment of its debt. Additionally, IPF has agreed that a portion of the amounts received from Poxel with respect to the upfront payment (up to €3.75m) and to the 2 potential clinical milestone payments (if achieved in the future) will be reserved for Poxel, to secure the future financing of the company. These amounts may be used according to the company's future needs and under the conditions defined in the Tranche D PDR documentation. Poxel will also have the option to cancel these potential additional financing commitments within three months of their availability, if the company decides they are no longer required.

Nicolas Trouche, Chief Executive Officer of Poxel, commented: "We are very pleased to have SCYNEXIS as a partner, who are fully committed to unlocking the full therapeutic potential of PXL770. This divestment, which is fully aligned with the strategic direction set out in our continuation plan, strengthens our financial position and illustrates the value of Poxel's clinical portfolio. We will now focus our efforts on our TWYMEEG® and PXL065 products to enter into new partnerships and generate new opportunities to create value for all our stakeholders.”

About Poxel SA

Poxel is a clinical-stage biopharmaceutical company developing innovative treatments for serious chronic diseases with metabolic pathophysiology, including metabolic dysfunction-associated steatohepatitis (MASH) and rare diseases. For the treatment of MASH, PXL065 (deuterium-stabilized R-pioglitazone) achieved its primary endpoint in a simplified Phase 2 trial (DESTINY-1). In the rare disease space, the development of PXL770, a first-in-class direct activator of adenosine monophosphate-activated protein kinase (AMPK), is focused on the treatment of adrenoleukodystrophy (ALD) and autosomal dominant polycystic kidney disease (ADPKD). TWYMEEG® (Imeglimin), Poxel's first product to target mitochondrial dysfunction, is now marketed for the treatment of type 2 diabetes in Japan by Sumitomo Pharma and Poxel expects to receive royalties and sales-based payments. Poxel has entered into a strategic partnership with Sumitomo Pharma for Imeglimin in Japan. Listed on Euronext Paris, Poxel is headquartered in Lyon, France, with subsidiaries in Boston, MA, and Tokyo, Japan.

For more information, please visit: www.poxelpharma.com

All statements other than statements of historical fact included in this press release regarding future events are subject to (i) change without notice and (ii) factors beyond the Company's control. These statements may include, but are not limited to, any statements that are preceded, followed by, or include words such as "objective," "believe," "expect," "aim," "intend," "may," "anticipate," "estimate," "plan," "project," "will," "may have," "likely," "should," "could," and other words and terms of similar meaning, or the negative of such words and terms. Forward-looking statements are subject to inherent risks and uncertainties beyond the Company's control that could cause actual results or performance to differ materially from the results or performance anticipated, expressed or implied by such forward-looking statements. Actual events or results may differ from those described herein as a result of a number of risks or uncertainties described in the Company's most recent Universal Registration Document available on the Company's website and that of the AMF. The Company does not endorse and is not responsible for the content of any external hyperlinks mentioned in this press release.

Contacts - Investor Relations / Media

NewCap

Théo Martin / Paul Boivin

investors@poxelpharma.com

+33 1 44 71 94 94